UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):        October 6, 2010

COLLECTORS UNIVERSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-34240	33-0846191

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1921 E. Alton Avenue, Santa Ana, California		92705
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:                (949) 567-1234

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01       Regulation FD Disclosure

On October 6, 2010, Collectors Universe, Inc. issued a press release announcing that its Board of Directors has approved an increase in its quarterly cash dividend to $0.325 per share of common stock per quarter, for an expected total annual cash dividend of $1.30 per common share.  As stated in the press release, that increase will be effective beginning with the Company’s quarterly cash dividend for the quarter ending December 31, 2010, which will be paid on November 19, 2010 to stockholders of record on November 5, 2010.

The declaration of future cash dividends, pursuant to the Company’s dividend policy, is subject to final determination each quarter by the Board of Directors based on a number of factors, including the Company's financial performance and its available cash resources, its cash requirements and alternative uses of cash that the Board may conclude would represent an opportunity to generate a greater return on investment for the Company. For these reasons, as well as others, there can be no assurance that dividends in the future will be equal or similar in amount to the amounts described in this press release or that the Board of Directors will not decide to suspend or discontinue the payment of cash dividends in the future.

In accordance with General Instruction B. 2 of Form 8-K, the information in this Current Report, including Exhibit 99.1 hereto, is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

ITEM 9.01     Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit No.	Description

99.1	Press release issued October 6, 2010, announcing increase in quarterly cash dividend to $0.325 per share of common stock and the declaration of the cash dividend for the second quarter of fiscal 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned, hereunto duly authorized.

COLLECTORS UNIVERSE, INC.

Dated: October 7, 2010	By:	/s/ JOSEPH J. WALLACE
Joseph J. Wallace, Chief Financial Officer

S-1

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued October 6, 2010, announcing increase in quarterly cash dividend to $0.325 per share of common stock and the declaration of the cash dividend for the second quarter of fiscal 2011.

E-1